DREYFUS INSTITUTIONAL LIQUIDITY FUNDS

c/o The Dreyfus Corporation

200 Park Avenue

New York, New York 10166

December 4, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Frank Buda

Re:	Dreyfus Institutional Liquidity Funds (Registration Nos: 333-220625 and 811-23296)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the above-referenced fund (the "Fund") hereby requests that the effective date for the Fund's Registration Statement on Form N-1A be accelerated to become effective as soon as it may be practicable on December 8, 2017.

Sincerely,

DREYFUS INSTITUTIONAL LIQUIDITY FUNDS

By: /s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

MBSC SECURITIES CORPORATION

200 Park Avenue

New York, New York 10166

December 4, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Frank Buda

Re:	Dreyfus Institutional Liquidity Funds (Registration Nos: 333-220625 and 811-23296)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MBSC Securities Corporation hereby joins the above-referenced fund (the "Fund") in requesting that the effective date for the Fund's Registration Statement on Form N-1A be accelerated to become effective as soon as it may be practicable on December 8, 2017.

Sincerely,

MBSC SECURITIES CORPORATION

By:	/s/ James Bitetto
Name:	James Bitetto
Title:	Secretary